Exhibit 23.5

North Atlantic Drilling Ltd.

Par-la-Ville Place, 4th Floor

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

Letter of Consent

November 8, 2013

Dear Sir/Madam:

We hereby consent to the use, in the registration statement of North Atlantic Drilling Ltd. (the “Company”) on Form F-1 (the “Registration Statement”), as amended or supplemented, to all references to our name, and the use of statistical information supplied by us set forth therein under the headings “Risk Factors—Risks relating to our Business—An over-supply of drilling rigs may lead to a reduction in daily rates and therefore may materially impact our revenues and profitability” and “Industry and Market Conditions.”

We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

•	We have to the best of our knowledge accurately described the offshore drilling industry; and

•	Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the offshore drilling industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act.

Yours faithfully,
FEARNLEY OFFSHORE AS

/s/ Knut Frøystad
Knut Frøystad
Managing Partner

Fearnley Offshore AS	Office:	Mailing address:	Telephone:	+47 22 93 60 00
Enterprise number NO 884 661 412 VAT	Grev Wedels pl. 9 Oslo Norway	P.O.Box 1158 Sentrum N-0107 OSLO NORWAY	Telefax:	+47 22 93 63 05
An Astrup Fearnley company			Home page: Internet:	www.fearnleyoffshore.com rig.offshore@fearnleys.no